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                                                                     EXHIBIT 8.2



              [HONIGMAN MILLER SCHWARTZ AND COHN, LLP LETTERHEAD]



                                February 28, 2001



The Detroit Edison Securitization Funding LLC
2000 Second Avenue, 937 WCB
Detroit, Michigan  48226-1279

              RE: THE DETROIT EDISON SECURITIZATION FUNDING LLC -- MICHIGAN STATE TAX MATTERS

Ladies and Gentlemen:

       We have acted as special Michigan tax counsel to The Detroit Edison Securitization Funding LLC (the "LLC"), which is a limited liability company wholly owned by The Detroit Edison Company (the "Company"), in connection with the proposed issuance of bonds pursuant to Act No. 142, Public Acts of Michigan, 2000 ("Act 142"), the Financing Order, the Registration Statement, and the Letter Ruling (as such terms are described below).

A.     DOCUMENTS AND MATERIALS EXAMINED

       We have examined and are familiar with the following documents and materials (collectively the "Documents"): (i) the Application and attached exhibits as filed with the Michigan Public Service Commission ("Commission" or "MPSC") by the Company in MPSC Case No. U-12478; (ii) the Commission Opinion and Order issued on November 2, 2000 in MPSC Case No. U-12478 and the Commission Opinion and Order issued on January 4, 2001 in MPSC Case No. U-12478 (collectively, the "Financing Order"); (iii) the private letter ruling (No. 115061-00) issued on December 7, 2000 by the Internal Revenue Service (the "IRS") to the Company (the "Letter Ruling"); (iv) Registration Statement No. 333-51066 on Amendment No. 2 to Form S-3 (the "Registration Statement"); (v) Articles of Organization of the LLC filed with the Michigan Department of Consumer and Industry Services (the "Department") on November 20, 2000, to be amended by Restated Articles of Organization to be filed with the Department in the form attached as an exhibit to the Registration Statement (the "Articles");
(vi) Limited Liability Company Agreement dated effective as of November 20, 2000, among the LLC, the Company and the managers of the LLC (the "LLC Agreement" and, together with the Articles, the "Governing Documents"); and
(vii) proposed forms of the following agreements (collectively, the "Transaction Documents"): (a) the Indenture between the LLC and The Bank of New York, as Trustee (the "Indenture"), providing for, among other things, the LLC's issuance of securitization bonds pursuant to Act 142 and the Financing Order; (b) the
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Series Supplement between the LLC and the Trustee (the "Series Supplement"), supplementing the Indenture to provide for the first series of such securitization bonds; (c) the Securitization Property Sale Agreement between the Company, as seller, and the LLC, as purchaser; (d) the Bill of Sale from the Company to the LLC; (e) the Underwriting Agreement among the LLC, the Company and Salomon Smith Barney, Inc., on behalf of itself and as representative of the underwriters listed therein; (f) the Securitization Property Servicing Agreement between the LLC and the Company; and (g) the Administration Agreement between the LLC and the Company. The transactions to which the Transaction Documents pertain are sometimes collectively referred to below as the "Transaction," and the securitization bonds to be issued by the LLC as contemplated under the Indenture, the Series Supplement and the Registration Statement and as authorized by Act 142 and the Financing Order are referred to below as the "Bonds."

       We have examined Act 142 and such other statutes, case law, rules, regulations and commentary as we have deemed applicable in rendering the opinions set forth in Section C below.

B.     ASSUMPTIONS

       In rendering the opinions set forth in Section C below, we have made no independent investigation of the facts referred to in this letter and have relied exclusively on the Documents. We also have relied on the following assumptions (none of which we have independently investigated or verified):

       (1) All Documents submitted to us as originals are authentic, true, accurate and complete; all Documents submitted to us as copies conform to original documents which are themselves authentic, true, accurate and complete; the matters asserted in such Documents, including without limitation the representations and warranties set forth in the Transaction Documents as to factual matters, were true, accurate and complete when asserted and remain true, accurate and complete as of the date hereof; and all signatures on the Documents are or will be genuine.

       (2) The Transactions will be consummated as contemplated in the Registration Statement, and the Transaction Documents, as executed upon such consummation, will in all material respects conform to (a) the descriptions thereof in the Registration Statement and (b) the latest forms of such Transaction Documents reviewed by us.

       (3) The execution and delivery of the Documents by all parties thereto will be free of intentional or unintentional mistake, bad faith, fraud, undue influence, duress or criminal activity; there has been no (and will not be any) fraud in connection with the Transaction; and all natural persons who execute the Documents will have the legal capacity to do so.




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       (4) All parties to the Transaction Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms or conditions of the Transaction Documents, as executed.

       (5) Each of the parties to the Transaction Documents has been validly formed under the jurisdiction of its formation and is and will remain a validly existing entity with the power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder; and prior to the issuance of any series or class of Bonds, each such party will have duly and validly executed and delivered the Transaction Documents to which it is a party, and such Transaction Documents will be enforceable against such party in accordance with their respective terms.

       (6) The Company is a Michigan corporation and the LLC is a Michigan limited liability company. The principal place of business and the chief executive office of each of the Company and the LLC is located in the State of Michigan, and their principal assets are located in the State of Michigan.

       (7) The LLC is a special purpose entity that is not authorized to conduct any business other than as set forth in its Governing Documents, which authorize the LLC, among other things, to purchase from the Company and own the Securitization Property (as such term is defined in Appendix A to the Securitization Property Sale Agreement), issue the Bonds in accordance with the Financing Order and enter into and perform related agreements in accordance with the Financing Order.

       (8) There is, and will be, no agreement to which the Company is a party relating to the Securitization Property, other than the Transaction Documents and the Governing Documents. There is, and will be, no agreement between the Company and the LLC that supplements or otherwise modifies the agreements of the Company and the LLC as expressed in the Transaction Documents and the Governing Documents.

       (9) The Company and the LLC have not caused and will not cause the LLC to elect to be treated as a business entity organization which is taxable as a corporation under United States Treasury Regulations Section 301.7701-3(b)(1).

       (10) The Company has filed and will continue to timely file all federal income and Michigan single business tax returns properly reporting all of the LLC's items of income, expense and business activity on such tax returns.

       (11) The Company has not sold, assigned, transferred and/or otherwise conveyed and will not sell, assign, transfer and/or otherwise convey any membership or beneficial ownership interest in the LLC to any person, entity or governmental agency.





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       (12) Except for the Company's membership interest in the LLC, the LLC has not issued, sold, assigned, transferred and/or otherwise conveyed and will not issue, sell, assign, transfer and/or otherwise convey any membership or beneficial ownership interest in the LLC to any person, entity or governmental agency.

       (13) The Company and the LLC have not undertaken and will not undertake any action or conduct to merge, combine and/or otherwise convert the LLC into any entity and/or organization.

       (14) The Letter Ruling has not been and will not be revoked, withdrawn or modified by the IRS.

       (15) Prior to the issuance of any series or class of Bonds, the maturity dates, the interest rates, the redemption provisions and the other terms of the Bonds being offered will have been fixed in accordance with the terms of the Indenture and the Series Supplement.

       (16) Prior to the issuance of any series or class of Bonds, the LLC Agreement shall have been duly and validly executed and delivered by each of the parties thereto.

       (17) The Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended, and the Bonds will be duly issued and sold as contemplated under the Transaction Documents.

C.     OPINIONS

       Our opinions expressed in this letter are limited to the specific issues addressed in this Section C and, except where otherwise stated, are based on the terms of the Transaction Documents, the Letter Ruling and the assumptions set forth above. We express no opinion as to any other matter in this letter. We further draw your attention to the exceptions and limitations with respect to our opinions set forth in Section D below.

       Based on the foregoing and subject to the assumptions, qualification, limitations and exceptions set forth in this letter, we are of the opinion that:

       (1) As provided in Section 10o(1) of Act 142, the acquisition, ownership and disposition of any direct interest in the Bonds shall not be taken into account in determining whether a person is subject to any income tax, single business tax, franchise tax, business activities tax, intangible property tax, excise tax, stamp tax, or any other tax imposed by the State of Michigan or any agency or political subdivision of the State of Michigan. Persons otherwise subject to such taxes, however, including certain financial organizations (within or without the




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State of Michigan) as defined in the Michigan Single Business Tax Act, may be required to account for the interest from the Bonds, or gain from the disposition of the Bonds, in their Michigan tax liabilities.

       (2) In reliance on the Letter Ruling obtained from the IRS concerning the Transaction, and assuming that the LLC, which is a single-member limited liability company owned by the Company, is not treated as an entity separate from its owner for federal income tax purposes, the payment of interest from the Bonds will result in a Michigan single business tax obligation imposed directly on the Company, since the LLC, for federal and single business tax purposes, will be treated as a division of the Company.

       (3) In reliance on the Letter Ruling obtained from the IRS concerning the Transaction, the Bonds will be characterized as debt of the Company for purposes of the Michigan Income Tax Act and the Michigan Single Business Tax Act.

D.     EXCEPTIONS AND LIMITATIONS

       The foregoing opinions are subject to the following exceptions and limitations:

       (1) The opinions expressed in this letter are premised upon, and limited to, the law in effect on the date of this letter. We do not undertake to supplement this letter with respect to factual matters or changes in law (whether statutory or judicial) which may occur hereafter.

       (2) The opinions expressed in this letter are limited to the specific matters addressed in this letter, no other or further opinions are to be implied from the opinions so given, and we assume no obligation to advise you with respect to any issues not specifically addressed in this letter.

       (3) The opinions expressed in this letter are based solely on the laws of the State of Michigan as presently interpreted, and are qualified to the extent that it is not possible to predict the outcome of any future judicial determination. We express no opinion as to the laws of any other jurisdiction.

E.     CONSENT

       We consent to the filing of this letter as an Exhibit to the Registration Statement and to the references to our firm under the headings "Summary of Terms
- Material Income Tax Consequences" and "Material Income Tax Consequences For the Securitization Bonds - Material State of Michigan Tax Consequences" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons



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whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.



                                Very truly yours,



                                HONIGMAN MILLER SCHWARTZ AND COHN LLP